EXHIBIT 10.1
STOCK PURCHASE AGREEMENT
by and between
Sterling Hallmark, Inc.
(“Purchaser”)
and
Digital Angel Corporation
(“Seller”)
July 10, 2008

i

6.1	Organizational and Corporate Power	10
6.2	Due Authorization: Effect of Transaction	10
6.3	Sufficient Funds	11
6.4	Continuing Representation	11

7.	COVENANTS AND AGREEMENTS	11
7.1	Seller's Covenants and Agreements Pending Closing	11

8.	CONDITIONS OF PURCHASER'S OBLIGATIONS	12
8.1	Opinion of Seller's Counsel	12
8.2	No Opposition	12
8.3	Noncompetition Agreement	13
8.4	Permits, Etc.	13
8.5	Insurance	13
8.6	Representations and Covenants	13
8.7	Satisfaction of Counsel	13
8.8	Instruments of Transfer	13
8.9	Taxes	13
8.10	Verizon Settlement	14
8.11	Intercompany Loans	14
8.12	Diligence	14
8.13	Releases	14
8.14	Consents	14
8.15	Terminations	15

9.	CONDITIONS OF SELLER'S OBLIGATIONS	15
9.1	Representations and Covenants	15
9.2	No Opposition	15
9.3	Noncompetition Agreement	15
9.4	Consent	15
9.5	Verizon	15

10.	INDEMNIFICATION	15
10.1	Indemnification by Seller	15
10.2	Indemnification by Purchaser	16
10.3	Notice of Claim	16
10.4	Set-Off or Reimbursement	17
10.5	Limitations	17
11.	OMITTED	17
12.	BROKERAGE FEE	17
13.	AMENDMENTS; WAIVERS	18
14.	ASSIGNMENT; SUCCESSORS AND ASSIGNS	18

ii

15.	SEVERABILITY	18
16.	COUNTERPARTS	19
17.	SECTION AND OTHER HEADINGS	19
18.	NOTICES	19
19.	GENDER	20
20.	LAW TO GOVERN	20
21.	COURTS	20
22.	ATTORNEYS FEES	20
EXHIBITS
A INTENTIONALLY OMITTED
B ENVIRONMENTAL DEFINITIONS
C OPINION OF COUNSEL
D NONCOMPETITION AGREEMENT
E VERIZON SETTLEMENT DOCUMENTS
F PROMISSORY NOTE
G SECURITY AGREEMENT

iii

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), entered into this 10th day of July, 2008, by and between Sterling Hallmark, Inc., a California corporation (“Purchaser”), and Digital Angel Corporation, dba Digital Angel, a Delaware corporation (“Seller”).
W I T N E S S E T H T H A T:
WHEREAS, Purchaser desires to purchase and Seller desires to sell and convey to Purchaser all of the issued and outstanding stock of Computer Equity Corporation, a Delaware corporation (“CEC”) consisting of one hundred shares of $.001 par value common stock (the “Shares”) upon the terms and subject to the conditions set forth herein;
WHEREAS, Government Telecommunications, Inc., a Virginia corporation (“GTI”), is a wholly owned subsidiary CEC; and
NOW, THEREFORE, in consideration of the agreements of the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:
1. PURCHASE AND SALE OF THE SHARES.
Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the parties set forth herein, the Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from the Seller, the Shares on the Closing Date (as defined in Section 3) for the consideration set forth in Section 2.
2. CONSIDERATION.
2.1 Purchase Price. The purchase price shall be Six Hundred Thousand Dollars ($600,000) (the “Purchase Price”). The Purchase Price shall be payable as follows:
(a) At the Closing, Purchaser shall tender to Seller the sum of $400,000.00 in cash.
(b) The balance of the Purchase Price of $200,000 shall be payable according to a promissory note (the “Promissory Note”) executed by Purchaser in the form attached hereto as Exhibit F.
(c) Contemporaneous with Closing, Purchaser shall, as security for Purchaser’s payment obligations arising under the Promissory Note, execute a security agreement, a copy of which is attached hereto as Exhibit G, pledging the Shares being acquired hereunder as collateral.
2.2 Intentionally Omitted.

3. CLOSING.
3.1 Closing. The closing of the sale and purchase (the “Closing”) shall take place at the offices of Weintraub Law Group PC, 12687 Carroll Canyon Road, Suite 230, San Diego, CA 92131, at 10:00 a.m. on July 10, 2008, or at such other time and place as may be mutually agreed upon (the “Closing Date”).
4. TAXES AND PREPAID ITEMS.
Except as otherwise provided herein, Seller will pay all sales, use, franchise, and other taxes and charges, including, without limitation, ad valorem, or other taxes on any real estate owned by CEC and GTI, which may become payable in connection with the sale of the Shares pursuant to the terms of this Agreement, and any and all other taxes and charges accruing out of the operation of CEC or GTI’s businesses prior to the Closing Date.
5. REPRESENTATIONS AND WARRANTIES OF SELLER.
Seller represents, warrants, covenants and agrees that:
5.1 Organization and Corporate Power. Seller, CEC and GTI are corporations duly organized, validly existing, and in good standing under the laws of their jurisdictions of incorporation and is duly qualified and in good standing as foreign corporations in each other jurisdiction in which it owns or leases properties, conducts operations, or maintains a stock of goods, with full power and authority (corporate and other) to carry on the business in which it is engaged (a true and correct list of each such jurisdiction is set forth in Schedule 5.1 of the Disclosure Schedule) except where the failure to be so qualified would not have a material adverse effect on Seller, CEC or GTI, and to execute and deliver and carry out the transactions contemplated by this Agreement.
5.2 Due Authorization; Effect of Transaction. No provisions of the Certificate of Incorporation or Bylaws of CEC or GTI, or of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which Seller, CEC or GTI is a party or by which Seller, CEC or GTI are bound, has been or will be violated by the execution and delivery by Seller of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting any rights, powers, privileges, remedies and interests of creditors generally, (ii) principles of equity affecting the enforcement of obligations generally (regardless of whether enforceability is considered in a proceeding in equity, at law or otherwise), or (iii) the discretionary power of the court or other authority before which may be brought any proceeding seeking equitable or other remedies, including (without limitation) specific performance, injunctive relief and indemnification. Seller, CEC and GTI are not in default in the performance, observance, or fulfillment of any of the terms or conditions of its Certificate of Incorporation or Bylaws.

5.3 Financial Statements. Except as set forth on Schedule 5.3 of the Disclosure Schedule, Seller has delivered to Purchaser consolidated balance sheets of GTI as at the close of its fiscal year for each of the three years ending December 31, 2005, 2006 and 2007, respectively, together with related consolidated statements of operations, consolidated statements of changes in stockholders’ equity, and consolidated statements of cash flows for the respective years then ended. Seller has also delivered to Purchaser the consolidated trial balance for the month of March 2008 for GTI.
The financial statements specified above, including in each case the notes to such financial statements, are hereinafter sometimes collectively referred to as the “Financial Statements.” All of the Financial Statements are true, correct, and complete, in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods (except as set forth in such notes or statements) and fairly present the financial condition of GTI and the results of their operations as at the dates thereof and throughout the periods covered thereby. The Financial Statements reflect or provide for all claims against, and all debts and liabilities of, GTI, fixed or contingent, as at the dates thereof, and there has not been any change between the date of the most recent Financial Statements and the date of this Agreement that has materially or adversely affected the business or properties or condition or prospects, financial or other, or results of operations of GTI, and no fact or condition exists or is contemplated or threatened, which might cause any such change at any time in the future.
5.4 Accounts Receivable. Except as set forth in Schedule 5.4 of the Disclosure Schedule, subject to the bad debt reserve shown in the Financial Statements, all customer and trade notes and accounts receivable owned by CEC and GTI on the date of the most recent balance sheet included in the Financial Statements are fully collectible in the aggregate, to the extent of the aggregate face value thereof as indicated on such balance sheet. Since April 30, 2008 to the Closing Date, the Seller has remitted to GTI one hundred (100%) percent of GTI’s Accounts Receivable received on behalf of GTI in a lock-box account administered by the Seller.
5.5 Liabilities. Except as set forth in Schedule 5.5 of the Disclosure Schedule, CEC and GTI have no liabilities of any nature, whether absolute, contingent, or otherwise, except as set forth in the most recent balance sheet included in the Financial Statements, other than liabilities subsequently incurred in the ordinary course of business. CEC and GTI are not in material breach or default or in arrears in respect of the terms or conditions of any such liabilities and no waiver or forbearance has been granted by any holder of any such liability with respect to any such liability. Except as set forth in Schedule 5.5 of the Disclosure Schedule, all liabilities of CEC and GTI will be paid in full on or before the Closing Date.

5.6 Capitalization. The capitalization of CEC and GTI are as set forth in Schedule 5.6 of the Disclosure Schedule; and all of the outstanding capital stock of CEC and GTI are duly authorized and validly issued, fully paid, and nonassessable.
5.7 Dividends and Distributions. From the end of its most recent fiscal year to the date hereof, CEC and GTI have not declared or paid any dividend or declared or made any distribution whatsoever to its stockholders, either in cash, stock, or other property, through purchases or redemptions of stock or otherwise.
5.8 Subsidiaries. CEC and GTI do not own except for CEC owning all of the issued and outstanding shares of GTI), directly or indirectly, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.
5.9 Real Property. Neither CEC nor GTI own any real property.
5.10 Leases. The leases listed and described in Schedule 5.10 of the Disclosure Schedule constitute all the leases of real or personal property under which CEC and GTI are bound or to which CEC and GTI are parties. Each lease listed in Schedule 5.10 of the Disclosure Schedule is valid, binding, subsisting, and enforceable in accordance with its terms, and neither CEC or GTI nor any landlord or lessor is in default or in arrears in the performance or satisfaction of any agreement or condition on its part to be performed or satisfied thereunder, and no waiver or indulgence has been granted by any of the landlords or lessors under those leases. Seller is not the landlord or lessor under any leases of real or personal property relating to GTI’s business.
5.11 Personal Properties. CEC and GTI own and have good and marketable title to all the tangible and intangible personal property and assets, other than the leaseholds referred to in Schedule 5.10 of the Disclosure Schedule, reflected upon the most recent balance sheet included in the Financial Statements or used by CEC and GTI in its business if not so reflected, free and clear of all mortgages, liens, encumbrances, equities, claims, and obligations to other persons, of whatever kind and character, except as set forth in Schedule 5.11 of the Disclosure Schedule. Schedule 5.11 of the Disclosure Schedule contains an identification of certain major items of fixed assets and machinery and equipment. The fixed assets and machinery and equipment, taken as a whole, are in a state of good repair and maintenance and are in good operating condition, normal wear and tear excepted; inventory is up to normal commercial standards and no inventory that is obsolete or unmarketable is reflected in the most recent balance sheets included in the Financial Statements. All items included in such inventory are covered on the books of CEC and GTI, and are valued on the Financial Statements at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item by item basis.

5.12 Employment Arrangements. Except as set forth Schedule 5.12 of the Disclosure Schedule, CEC and GTI have no obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan, or other employee contract or non-terminable arrangement (whether or not that arrangement imposes a penalty for termination), group life, health, medical or hospitalization insurance plan or program, or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs. CEC and GTI or its employees are not now and for the past five years have not been subject to or involved in or, to the best of Seller’s knowledge, threatened with any union elections, petitions therefor or other organizational activities. CEC and GTI have performed all obligations required to be performed under all such written agreements, plans, and arrangements and is not in breach of or in default or arrears under the terms thereof in any material respect.
5.13 Material Contracts and Arrangements. Except as set forth in Schedule 5.13 of the Disclosure Schedule, CEC and GTI have no contract or arrangement, including, without limitation, any commitments or obligations, contingent or otherwise, under any contract or arrangement (i) for the purchase or sale of inventory in excess of $15,000 in any one instance, (ii) for the purchase or sale of supplies, services or other items in excess of $15,000 in any one instance, (iii) for the purchase, sale or lease of any equipment or machinery, (iv) for the performance of service for others in excess of $15,000 in any one instance, or (v) extending beyond December 31, 2008. Each of such contracts and arrangements is valid, binding, subsisting, and enforceable in accordance with its terms and CEC and GTI have performed in all material respects all obligations required to be performed under any such contract or arrangement and is not in breach or default or in arrears in any material respect or in any other respect that would permit the other party to cancel such contract or arrangement under the terms thereof. To the best knowledge of Seller, after due inquiry, each of the contracts, if any, set forth in Schedule 5.13 of the Disclosure Schedule calling for the performance of services or the sale of inventory can be satisfied or performed by CEC and GTI without any material loss to them.
5.14 Ordinary Course of Business. CEC and GTI, from the date of the balance sheet (excluding the consolidated trial balance sheet of March 31, 2008) contained in the most recent Financial Statements to the date hereof,
(a) have operated its business in the normal, usual, and customary manner in the ordinary and regular course of business;
(b) have not sold or otherwise disposed of any of its properties or assets, other than inventory sold in the ordinary course of business;
(c) except in each case in the ordinary course of business,
(i) have not amended or terminated any outstanding lease, contract, or agreement; and

(ii) have not incurred any obligations or liabilities (fixed, contingent, or other).
(d) have not made any transactions outside the ordinary course of business in its inventory or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;
(e) have not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, and commitments under leases existing on that date or incurred since that date in the ordinary course of business;
(f) have not mortgaged, pledged, or subjected to lien or any other encumbrances, any of its assets, tangible or intangible;
(g) have not sold or transferred any tangible asset or cancelled any debts or claims except in each case in the ordinary course of business;
(h) have not sold, assigned, or transferred any patents, trademarks, trade names, trade secrets, copyrights, or other intangible assets;
(i) have not increased the compensation payable or to become payable to any of its officers, employees, or agents;
(j) have not suffered any material damage, destruction, or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;
(k) have not waived any rights that individually or in the aggregate exceed $5,000;
(l) have not experienced any organized work stoppage or industrial action; or
(m) have not entered into any other transaction or transactions that individually or in the aggregate are material to CEC or GTI, other than in the ordinary course of business.

5.15 Litigation and Compliance with Laws. Schedule 5.15 of the Disclosure Schedule contains a brief description of all pending litigation or legal or other actions, suits, proceedings, or investigations, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department (including, without limitation, the National Labor Relations Board), commission, board, agency, or instrumentality, domestic or foreign, in which CEC and GTI or any of its officers or directors, in such capacity, is engaged, or, to the knowledge and belief of Seller, with which CEC and GTI or any of its officers or directors is threatened in connection with the business or affairs or properties or assets of CEC and GTI. CEC and GTI are in compliance in all material respects with all laws and governmental rules and regulations, domestic and foreign, and all requirements of insurance carriers, applicable to its business or affairs or properties or assets, including, without limitation, those relating to environmental protection, water or air pollution, and similar matters.
5.16 Tax Returns. Except as set forth on Schedule 5.16 of the Disclosure Schedule, CEC and GTI have filed, in accordance with applicable law, all federal, state, county, and local income and franchise tax returns and all real and personal property tax returns that are required to be filed, and the provision for taxes shown on the most recent balance sheet included in the Financial Statements is sufficient to satisfy all taxes of any kind of CEC and GTI, including interest and penalties in respect thereof, whether disputed or not, and whether accrued, due, absolute, contingent, or other for all periods ended on or prior to the date of such balance sheet. As of the date hereof no tax liabilities have been assessed or proposed that remain unpaid, and CEC and GTI have not signed any extension agreement with the Internal Revenue Service or any state or local taxing authority, except as relating to those income tax returns listed on Schedule 5.16. CEC and GTI have paid all taxes that have become due pursuant to such returns and have paid all installments of estimated taxes due. All taxes and other assessments and levies that CEC and GTI are required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. From the end of its most recent fiscal year to the date hereof CEC and GTI have not made any payment of or on account of any federal, state, or local income, franchise, or any real or personal property taxes, other than state taxes imposed from time to time under $5,000 in the aggregate. Seller is not aware of any basis upon which any assessment for a material amount of additional federal income taxes could be made. The information shown on the federal income tax returns of CEC and GTI heretofore delivered to Purchaser is true, accurate, and complete and fairly presents the information purported to be shown.
5.17 Environmental Matters. Without limiting the generality of Section 5.15:
(i) CEC and GTI are in compliance in all material respects with all applicable Environmental Laws (as such term is defined in Exhibit B hereto);
(ii) CEC and GTI have obtained all material permits and approvals required under Environmental Laws, including, without limitation, all material environmental, health and safety permits, licenses, approvals, authorizations, variances, agreements, and waivers of federal, state, and local governmental authorities (“Permits”) necessary for the conduct of its business and the operation of its facilities, and all such Permits are in good standing and CEC and GTI are in compliance with all terms and conditions of such Permits;
(iii) There are no conditions or circumstances associated with the currently owned or leased properties or operations of CEC and GTI that may give rise to Remedial Action.

(iv) CEC and GTI have not received any written notice or claim to the effect that it is or is reasonably expected to be liable to any person as a result of a Release (as such term is defined in Exhibit B hereto) or threatened Release or any notice letter or request for information under CERCLA (as such term is defined in Exhibit B hereto); and
(v) No Environmental Lien (as such term is defined in Exhibit B hereto) and no unrecorded Environmental Lien of which Seller, CEC and GTI have written notice has attached to any property of CEC and GTI.
5.18 Trademarks, Licenses, Etc. Schedule 5.18 of the Disclosure Schedule sets forth all of the trademarks, trade names, service marks, patents, copyrights, registrations, or applications with respect thereto, and licenses, other than off-the-shelf licenses, or rights under them owned, used, or intended to be acquired or used by CEC and GTI, and, to the extent indicated in Schedule 5.18 of the Disclosure Schedule, they have been duly registered or an application has been filed in such offices as are indicated therein. CEC and GTI are the sole and exclusive owner of the trademarks, trade names, service marks, and copyrights, the holder of the full record title to the trademark registrations and the sole owner of the inventions covered by the patents and patent applications, all as set forth in Schedule 5.18 of the Disclosure Schedule. CEC and GTI have the sole and exclusive right, to the extent listed in Schedule 5.18 of the Disclosure Schedule, to use such trademarks, trade names, service marks, patents and copyrights, and, except to the extent set forth in Schedule 5.18 of the Disclosure Schedule, all of them are free and clear of any mortgages, liens, encumbrances, equities, licenses, claims, and obligations to other persons of whatever kind and character.
5.19 Insurance Policies. The insurance policies listed and described briefly in Schedule 5.19 of the Disclosure Schedule constitute all of the policies in force and effect in respect of the business, properties and assets, including, without limitation, insurance on personnel, of CEC and GTI. CEC and GTI are not in material default under any such policy. The insurance policies so listed and identified are sufficient in nature, scope, and amounts to insure adequately (and, in any event, in amounts sufficient to prevent CEC and GTI from becoming a co-insurer within the terms of such policies) the business, properties, and assets of CEC and GTI. CEC and GTI has not been refused insurance by any insurance carrier to which it has applied for insurance.
5.20 Extraordinary Events. From the end of its most recent fiscal year to the date hereof, neither the business nor properties nor condition, financial or other, nor results of operations of CEC and GTI have been materially and adversely affected in any way as the result of any fire, explosion, accident, casualty, labor disturbance, requisition, or taking of property by any governmental body or agency, flood, embargo, or Act of God or the public enemy, or cessation, interruption, or diminution of operations, whether or not covered by insurance.

5.21 Adverse Restrictions. Except as set forth on Schedule 5.21, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not events that of themselves or with the giving of notice or the passage of time or both, could constitute, on the part of CEC and GTI, a violation of or conflict with or result in any breach of, or default under the terms, conditions, or provisions of, any judgment, law, or regulation, or of the Certificate of Incorporation or Bylaws of CEC and GTI, any agreement or instrument to which CEC and GTI are parties or by which it is bound, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever on the property or assets of CEC and GTI and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation of CEC or GTI.
5.22 Material Information. Neither the Financial Statements nor this Agreement (including the Schedules and Exhibits hereto) nor any certificate or other information or document furnished or to be furnished by Seller to Purchaser contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.
5.23 Omitted.
5.24 Certain Transactions. None of the officers, directors, or employees of CEC and GTI are presently a party to any transaction with Seller, CEC and GTI (other than for services as officers, directors, and employees), including, without limitation, any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director, any such employee, any member of a family of any officer, director, or such employee or any corporation, partnership, trust, or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.
5.25 No Governmental Authorizations or Approvals Required. Except as set forth in Schedule 5.25 of the Disclosure Statement, no authorization or approval of, or filing with, any governmental agency, authority, or other body will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
5.26 Employee Benefit Plans.

Schedule 5.26 of the Disclosure Schedule contains a true, correct, and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance disability, bonus, vacation pay, severance pay, and other similar plans, programs, or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by CEC and GTI and maintained at any time by CEC and GTI or by any other member (hereinafter, “Affiliate”) of a controlled group of corporations, group of trades, or businesses under common control or affiliated service group that includes CEC and GTI (as defined for purposes of Section 414(b), (c), and (m) of the Code) (collectively, the “Plans”). Seller has made available to Purchaser true, correct, and complete copies of all Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract, or other funding instrument, and true, correct, and complete written summaries of those that have not been reduced to writing. For each “defined benefit plan,” Seller has made available a copy of the latest annual actuarial report, and for all Plans the latest Forms 5500. Except as set forth in Schedule 5.26 of the Disclosure Schedule, neither CEC and GTI nor any Affiliate has any obligation or other employee benefit plan liability under applicable law; nor has CEC or GTI or any Affiliate ever been obligated to contribute to any “multi-employer plan,” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Neither CEC or GTI nor any Affiliate has incurred any “withdrawal liability” calculated under Section 4211 of ERISA and there has been no event or circumstance that would cause them to incur any such liability. Neither CEC and GTI nor any Affiliate has ever maintained a Plan providing health or life insurance benefits to former employees. No plan previously maintained by CEC and GTI or its Affiliates that was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of Subtitle C has occurred with respect to any such Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred. For each Plan, CEC and GTI and every Affiliate are in compliance, in all material respects, with all requirements prescribed by all statutes, regulations, orders, or rules currently in effect, and they have in all material respects performed all obligations required to be performed by them. Neither CEC and GTI nor any Affiliate, nor any of their directors, officers, employees, or agents, nor any trustee or administrator of any trust created under the Plans, have engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA that could subject CEC and GTI or Purchaser or their affiliates, directors, or employees or the Plans or the trusts relating thereto or any party dealing with any of the Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. Except as set forth in Schedule 5.26 of the Disclosure Schedule, neither the Plans nor the trusts created thereunder have incurred any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.
Each Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Purchaser; and nothing has occurred since the date of such determination letters that might cause the loss of such qualification or exemption. For each funded defined benefit plan, the present value of the actuarial accrued liability, determined on a plan termination basis, does not exceed the fair market value of the assets held under such Plan, and there is no unpaid contribution for any Plan year ended prior to the Closing Date as required under Section 412 of the Code. For each Plan that is a qualified profit sharing or stock bonus plan, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made.
Except as set forth in Schedule 5.26 of the Disclosure Schedule, all of the liabilities with respect to all of the Plans are accurately reflected in the Financial Statements and CEC’s and GTI’s Balance Sheets.

5.27 Continuing Representations. The representations and warranties of Seller herein contained (a) shall survive the Closing for a period of eighteen (18) months and (b) relating to Sections 5.2, 5.16 and 5.17 shall survive the Closing for the applicable statute of limitations.
6. REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF PURCHASER.
Purchaser represents and warrants as follow:
6.1 Organization and Corporate Power. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation.
6.2 Due Authorization; Effect of Transaction. No provision of Purchaser’s Certificate of Incorporation or Bylaws, or of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which Purchaser is a party or by which it is bound, has been, or will be violated by the execution by Purchaser of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not in default in the performance, observance, or fulfillment of any of the terms or conditions of its Certificate of Incorporation or Bylaws.
6.3 Sufficient Funds. The Purchaser currently has sufficient immediately available funds in cash and will at the Closing have sufficient immediately available funds, in cash, to pay the cash portion of the purchase price and to pay any other amounts payable pursuant to this Agreement. The Purchaser will ensure that the Purchaser and any lender to the Purchaser, or subsidiary of the Purchaser, in connection with the transactions contemplated by this Agreement, comply with the policies and procedures for the assignment of claims under the Assignment of Claims Act of 1940, as amended, and Federal Acquisition Regulation subpart 32.8, 52.232-23 and 52.232-33.
6.4 Continuing Representations. The representations and warranties of Purchaser herein contained shall survive the Closing for a period of three (3) years.
7. INTENTIONALLY OMITTED.
8. CONDITIONS OF PURCHASER’S OBLIGATIONS.
The obligations of Purchaser hereunder are subject to the fulfillment to the reasonable satisfaction of the Purchaser, prior to or at the Closing, of each of the following conditions:
8.1 Opinion of Seller’s Counsel. Seller shall have furnished Purchaser with an opinion, dated the Closing Date, of Holland & Knight, LLP, counsel for Seller, in form and substance reasonably satisfactory to the Purchaser and its counsel, attached hereto as Exhibit C.

8.2 No Opposition. No suit, action, or proceeding shall be pending or threatened at any time prior to or on the Closing Date before or by any court or governmental body (a) seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (b) that might materially and adversely affect the business or properties or condition, financial or other, or results of operations of CEC and GTI.
8.3 Noncompetition Agreement. The Seller shall have executed and delivered to Purchaser a Noncompetition Agreement, in substantially the form of Exhibit D hereto.
8.4 Permits, Etc. Purchaser shall have obtained, all such permits, licenses, approvals, authorizations, variances, agreements, and warranties from federal, state, and local governmental authorities, which Purchaser shall, in the exercise of its sole discretion, deem necessary or desirable for the operation by Purchaser of the businesses of CEC and GTI after the Closing.
8.5 Insurance. CEC and GTI shall have obtained appropriate binders or consents as to policies of insurance to be assigned to Purchaser hereunder.
8.6 Representations and Covenants. The representations and warranties of Seller contained in this Agreement or otherwise made in writing by it or him or on its or his behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the covenants, agreements, and conditions to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Seller shall have furnished Purchaser with such certificates and other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as Purchaser shall have reasonably requested.
8.7 Satisfaction of Counsel. The validity of all transactions herein mentioned, as well as the form and substance of all opinions, bills of sale, assignments, deeds, stock powers, certificates, documents, and other instruments hereunder, shall be satisfactory in all reasonable respects to Weintraub Law Group PC, counsel to Purchaser.
8.8 Intentionally Omitted.
8.9 Taxes.
(a) Seller shall be responsible for the payment of all federal, state and local income, payroll and franchise taxes (“Taxes”) of GTE and CEC incurred through the Closing Date, included, but not limited to, the taxes incurred as a result of the elimination of intercompany loans as set forth in Section 8.11. To the extent that Taxes have not been paid as of the Closing Date, the parties shall adjust the Purchase Price accordingly.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of CEC and GTI for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing and the amount of other Taxes of GTE and CEC for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c) Responsibility for Filing Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for CEC and GTI that are filed after the Closing Date except for those income tax returns included on Schedule 5.16. Purchaser shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.
8.10 Verizon Settlement. Verizon Federal, Inc., the Seller and GTI shall have executed the Amendment to the Settlement Agreement, the Promissory Note in the amount of $250,000, the Promissory Note in the amount of $750,000 and the Verizon Security Agreement, collectively attached hereto as Exhibit E.
8.11 Intercompany Loans. All intercompany loans between CEC, GTI and Seller shall have been forgiven in full, and each of Seller, CEC and GTI shall have released all security interests it may have in any of the assets of CEC and GTI. Seller shall be responsible for all taxes incurred as a result of the transactions set forth in this Section 8.11, and such transactions shall be deemed to have occurred prior to the Closing Date. To the extent that a tax liability is to be recognized, the Seller shall pay to GTI from the Purchase Price the amount of such tax liability.
8.12 Diligence. Purchaser shall have completed its diligence review of the business, properties, assets, and liabilities of Seller, CEC and GTI, with results satisfactory to Purchaser.
8.13 Releases. Seller, CEC and GTI shall have obtained releases of all issued and outstanding shares of GTI and CEC that have been pledged to (i) Kallina Corporation, or its affiliates and assigns, pursuant to that certain Stock Pledge Agreement dated August 31, 2007 among Kallina Corporation, Seller, CEC, Digital Angel Corporation and Digital Angel Technology Corporation, and (ii) Laurus Master Fund, Ltd., or its affiliates and assigns, pursuant to that certain Stock Pledge Agreement dated August 24, 2006 among Laurus Master Fund, Ltd., Seller and CEC. Seller, CEC and GTI shall have received releases of UCC-1 filing statements of Citizens Leasing Corp. and Elliot International, L.P., Midsummer Investment, Ltd., Elliott Associates, L.P., Omicron Master Trust, Islandia, L.P. and Portside Growth and Opportunity Fund.

8.14 Consents. Seller, CEC and GTI shall have received a written consent to transfer the Deed of Lease Agreement dated July 31, 1989, as amended, supplemented or modified from time to time, between Brit-Southgate LLC and GTI for real property located at the Southgate Business Center, 4500 Southgate Place, Chantilly, Virginia 20151.
8.15 Terminations. The GTI 2008 Executive Team Bonus Plan, the GTI Non-management Bonus Plan and the CEC/GTI Employee Handbook have been terminated as of the Closing Date and will have no force or affect after the Closing Date.
9. CONDITIONS OF SELLER’S OBLIGATIONS.
The obligations of Seller hereunder are subject to the fulfillment to the reasonable satisfaction of Seller prior to or at the Closing of each of the following conditions:
9.1 Representations and Covenants. The representations and warranties of Purchaser contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each of the covenants, agreements, and conditions to be performed or satisfied by Purchaser hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Purchaser shall have furnished Seller with such certificates or other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as Seller shall have reasonably requested.
9.2 No Opposition. No suit, action, or proceeding shall be pending or threatened on the Closing Date before or by any court or governmental authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
9.3 Promissory Note and Security Agreement. Purchaser shall have executed and delivered to Seller a Promissory Note and Security Agreement, in substantially the forms of Exhibit F and Exhibit G hereto.
9.4 Consent. Seller shall have received a full consent from its third party lender for all transactions contemplated hereby.
9.5 Verizon. Purchaser shall have wire transferred, simultaneously with the Close, the sum of One Million Five Hundred Thousand Dollars ($1,500,000) to Verizon Federal, Inc. and received a full release from Verizon Federal of any and all obligations relating to that certain Confidential Settlement Agreement and Release effective as of December 19, 2007, between Seller, Verizon and GTI.
10. INDEMNIFICATION .

10.1 Indemnification by Seller.
(a) Seller hereby agrees to indemnify, defend, and hold Purchaser and its officers, directors, employees, attorneys and accountants (collectively with Purchaser, the “Purchasing Parties”) harmless from and against the amount of any actual damage, loss, cost, or expense (including reasonable attorneys’ fees and settlement costs) (collectively “Loss”) to Purchasing Parties occasioned or caused by, resulting from, or arising out of:
(i) Any failure by Seller to perform, abide by, or fulfill any of the agreements, covenants, or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by Seller.
(ii) Any material inaccuracy in or breach of any of the Seller’s representations or warranties set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto.
(iii) Any liability or obligation for any tort or any breach or violation of any contractual, quasi-contractual, legal, fiduciary, or equitable duty by Seller, whether before, at, or after the Closing.
The amount of any Loss shall be the amount of cash reimbursement or set-off that, when received by the Purchaser incurring such loss, shall place the Purchaser in the same financial position it or they would have been in if such Loss has not occurred.
10.2 Indemnification by Purchaser.
(a) Purchaser hereby agrees to indemnify, defend, and hold Seller and its officers, directors, employees, attorneys and accountants harmless from and against any Loss occasioned or caused by, resulting from, or arising out of:
(i) Any failure by Purchaser to perform, abide by, or fulfill any of the agreements, covenants, or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by Purchaser;
(ii) Any inaccuracy in or breach of any of the Purchaser’s representations or warranties set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto; or
(iii) the ownership, use or operations of CEC and GTI from and after the Closing.

10.3 Any party entitled to indemnification pursuant to Article 10 (the “Indemnitee”) shall give prompt written notice to the party from whom such indemnification is sought (the “Indemnitors”) of any claim (actual or threatened) or other event that in the judgment of the Indemnitee might result or has resulted in a Loss by the Indemnitee hereunder, and the Indemnitor shall have the right to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnitor, who shall conduct the defense of such claim (actual or threatened) or litigation, shall be reasonably satisfactory to the Indemnitee, and the Indemnitee may participate in such defense at their expense, and provided, further, that the omission by the Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the omission results in a failure of actual notice to the Indemnitor and the Indemnitor is damaged solely as a result of the failure to give notice. The Indemnitor, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnitee, consent to the entry of any judgment or decree or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitor of a release from all liability in respect to such claim or litigation, and the Indemnitee shall not have liability with respect to any payment made by the Indemnitor in connection with the settlement, satisfaction, or compromise of any claim unless the Indemnitee shall have approved thereof in advance in writing, which approval shall not unreasonably be withheld or delayed. If the Indemnitee shall not have received notice that the Indemnitor shall assume the defense of such claim within twenty (20) days after the notice is sent to the Indemnitor of the existence of such claim, the Indemnitee shall be free to proceed with the defense of such claim. Each such notice shall be accompanied (or followed as promptly as is reasonably practicable after the amount of such Loss becomes determinable) by a certificate signed by an officer of the Indemnitee or the attorney for the Indemnitee, as the case may be, and setting forth in reasonable detail the calculation of the amount of such Loss in accordance with the provisions hereof, and accompanied by copies of all relevant documents and records. The omission to give such notice or provide such certificate by the Indemnitee shall not relieve the Indemnitor of its obligation under this Section 10.2 except to the extent such omission results in a failure of actual notice to the Indemnitor and the Indemnitor is damaged solely by such failure to give notice. No Loss shall be considered to have occurred with respect to any payment made by any Indemnitee in settlement, satisfaction, or compromise of any claim unless the Indemnitor shall have approved thereof in advance and in writing.
10.4 Set-Off or Reimbursement. The Indemnitee shall have the right to set-off against any payments due and payable by the Indemnitee to the Indemnitor as provided for herein (or, if such amounts have theretofore been paid, then to receive prompt reimbursement from the Indemnitor of an amount equal to) the amount of all Losses incurred by the Indemnitee. The Indemnitee shall deliver to the Indemnitor a written notice explaining the nature and amount of each such set-off or required reimbursement as promptly as is reasonably practicable after the Indemnitee shall have determined to make such set-off or to require such reimbursement. The Indemnitee may make such set-offs or require such reimbursements in any order they choose.

10.5 Limitations. The aggregate maximum total liability of Seller for all Loss under this Article 10 shall be six hundred thousand dollars ($600,000.00). The foregoing limitation on liability shall not apply to Loss relating, arising or resulting from fraud, intentional misconduct or bad faith of Seller in which a court of competent jurisdiction issues a judgment, order or decree concluding that such party’s action or inaction constituted fraud, intentional misconduct or bad faith. Seller shall not be required pursuant to Article 10 of this Agreement to indemnify the Purchasing Parties for any Loss until the aggregate amount of the Loss under Article 10 exceeds twenty five thousand dollars ($25,000) (the “Basket Amount”), after which Seller shall be obligated for any and all Loss up to the aggregate maximum total liability of Seller, including the Basket Amount.
11. OMITTED.
12. BROKERAGE FEE.
Seller and Purchaser each represent that no broker has been involved in this transaction and each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder’s fee, or commission claimed by any party who claims to have been involved because of association with such party.
13. AMENDMENTS; WAIVERS.
This Agreement constitutes the entire agreement of the parties related to the subject matter of this Agreement, supersedes all prior or contemporary agreements, representations, warranties, covenants, and understandings of the parties. This Agreement may not be amended, nor shall any waiver, change, modification, consent, or discharge be affected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent, or discharge is sought.
Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation, or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of such term, condition, or breach of covenant, representation, or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof; and no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.
14. ASSIGNMENT; SUCCESSORS AND ASSIGNS.
This Agreement shall not be assignable by any party without the written consent of the others. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
15. SEVERABILITY.

If any provision or provisions of this Agreement shall be, or shall be found to be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.
16. COUNTERPARTS.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. Facsimile transmission (which shall be deemed to include the e-mail delivery of documents in Adobe pdf or similar static image format) of any signed original counterpart and retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.
17. SECTION AND OTHER HEADINGS.
The headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Agreement.
18. NOTICES.
All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, certified mail, return receipt requested:
(a)	TO SELLER: If to Seller:

Digital Angel Corporation 1690 S. Congress Avenue, Suite 201 Delray Beach, Florida 33445 Attn: Lorraine Breece, CFO Email: lbreece@digitalangel.com Facsimile: 561-276-0977

With a copy to:

Patricia Petersen at the same address and fax number above Email: ppetersen@digitalangelcorp.com

(b)	TO PURCHASER: If to Purchaser:

Sterling Hallmark, Inc. 27131 Calle Arroyo, Suite 1705 San Juan Capistrano, California 92675 Attn: Kevin Kelly Email: pkkelly1@cox.net Facsimile: 949-248-8926 with a copy to:

Weintraub Law Group PC 10085 Carroll Canyon Road Suite 230 San Diego, California 92131 Attn: Richard A. Weintraub, Esq. Email: rick@weintraublawgroup.com Facsimile: 858-566-7015 and/or to such other person(s) and address(es) as either party shall have specified in writing to the other.
19. GENDER.
Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.
20. LAW TO GOVERN.
This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of Delaware.
21. COURTS.
Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in Orange County, California as is provided by law; and the parties consent to the jurisdiction of the court or courts located in Orange County, California and to service of process by registered mail, return receipt requested, or in any other manner provided by law.

22. ATTORNEYS FEES.
In the event of any controversy, including, but not limited to, any arbitration or litigation in a court of law or equity between the parties hereof, the prevailing shall be entitled to reasonable attorney’s fees and costs incurred therein.
[This space left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first above written.

STERLING HALLMARK, INC.

By:	/s/ Kevin Kelly

Name:	Kevin Kelly

Title:	Chief Financial Officer

DIGITAL ANGEL CORPORATION

By:	/s/ Lorraine M. Breece

Name:	Lorraine M. Breece

Title:	Senior Vice President and Chief Financial Officer

EXHIBIT B
Certain Defined Terms
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended or supplemented from time to time.
“Contaminant” means any waste, pollutant, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum, or petroleum-derived substance or waste, including, without limitation, any pollutant material, substance, or waste regulated under any Environmental Law.
“Environmental Laws” means all federal, state, local, and foreign laws or regulations, codes, orders, decrees, judgments, or injunctions issued, promulgated, approved, or entered thereunder relating to pollution or protection of the environment, including, releases or threatened releases of contaminants (including, without limitation, oil, asbestos, and radiation) into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants. Environmental Laws shall include, without limitation, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Medical Waste Tracking Act of 1988, Pub. L. No. 100-582, 102 Stat. 2950 (1988), as such laws have been amended or supplemented from time to time, and any analogous local, or foreign, statutes, ordinances, or bylaws.
“Environmental Liabilities and Costs” means, as to CEC and GTI, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any corporation, partnership, trust, individual, or other entity (“Person”), arising from environmental, health, or safety conditions or a Release or threatened Release resulting from the past operations of CEC and GTI, or for which CEC and GTI are responsible under any Environmental Law.
“Environmental Lien” means any lien or similar interest in favor of any federal, state, or local governmental authority for Environmental Liabilities and Costs.
“Release” means, as to the Seller, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, discarding, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any property while owned, leased, or controlled by Seller, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, groundwater, or property, including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any contaminant.

“Remedial Action” means all actions necessary to (i) clean up, remove, treat, or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent a Release or condition that is reasonably likely to result in a Release or minimize further release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.
"Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
"Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.